EXHIBIT 11



                                 CLX ENERGY, INC.
                    Computation of Net Income (Loss) Per Share
                                   (Unaudited)



                                          Nine Months          Three Months
                                         Ended June 30         Ended June 30,
                                    ----------------------  ---------------------
                                       2002        2001        2002       2001
                                    -----------  ---------  ----------  ---------
Net income (loss)                   $ (103,419)    220,502  $    6,739     45,824
                                    ===========  =========  ==========  =========

Weighted average number of common
  shares outstanding                 2,631,936   2,634,850   2,631,936  2,631,984

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                    -     129,630           -    129,630
                                    -----------  ---------  ----------  ---------

                                     2,631,936   2,764,480   2,631,936  2,761,614
                                    ===========  =========  ==========  =========

 Net income (loss) per share:
    Basic                           $    ( .04)        .08  $     0.00       0.02
                                    ===========  =========  ==========  =========

    Diluted                         $    ( .04)        .08  $     0.00       0.02
                                    ===========  =========  ==========  =========

Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at June 30, 2002) would be to decrease loss per share.


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